This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
Subject to Completion Preliminary Term Sheet dated November 14, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718
and 333-268718-01
(To Prospectus dated December 30, 2022, Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY CYN-2 dated  August 21, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2025 November , 2025 November , 2031
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Automatically callable if the closing level of the Index on any Call Observation Date, occurring approximately one, two, three, four, five and six years after the pricing date, is at or above the Starting Value. If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Payment, and no further amounts will be payable on the notes
■
In the event of an automatic call, the amount payable per unit will be:
■
[$10.90 to $11.00] if called on the first Call Observation Date
■
[$11.80 to $12.00] if called on the second Call Observation Date
■
[$12.70 to $13.00] if called on the third Call Observation Date
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[$13.60 to $14.00] if called on the fourth Call Observation Date
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[$14.50 to $15.00] if called on the fifth Call Observation Date
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[$15.40 to $16.00] if called on the final Call Observation Date
■
If not called on one of the first five Call Observation Dates, a maturity of approximately six years
■
If not called on any of the Call Observation Dates, 1-to-1 downside exposure to decreases in the Index from the Starting Value, with up to 100.00% of the principal amount at risk
■
All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
No periodic interest payments
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page PS-10 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $9.40 and $9.90 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount(1)	$ 0.05	$
	$ 0.05	$
Proceeds, before expenses, to BofA Finance	$ 9.90	$
(1)	The underwriting discount reflects a sales commission of $0.05 per unit and a structuring fee of $0.05 per unit.
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
November   , 2025

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Summary
The Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called if the Observation Value of the Market Measure, which is the S&P 500® Index (the “Index”), on any Call Observation Date is equal to or greater than the Call Value. If your notes are called, you will receive the applicable Call Payment on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity you will lose a portion, or possibly all, of the principal amount depending on the performance of the Index. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)
Automatic Call Provision:
Redemption Amount Determination:
Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet.
If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
If the notes are not called, this necessarily means that the Ending Value is less than the Starting Value. Because the Threshold Value is equal to the Starting Value, you will lose a portion, or possibly all, of the principal amount if the notes are not called.

Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately six years, if not called on one of the first five Call Observation Dates
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index
Call Feature:	Autocallable Notes
Call Value:	100% of the Starting Value
Call Payments (per Unit):
[$10.90 to $11.00] if called on the first Call Observation Date;
[$11.80 to $12.00] if called on the second Call Observation Date; [$12.70 to $13.00] if called on the third Call Observation Date; [$13.60 to $14.00] if called on the fourth Call Observation Date; [$14.50 to $15.00] if called on the fifth Call Observation Date; and [$15.40 to $16.00] if called on the final Call Observation Date.
The actual Call Payments will be determined on the pricing date.

Call Premiums (per Unit):
[$0.90 to $1.00], representing a Call Premium of [9.00% to 10.00%] of the principal amount, if called on the first Call Observation Date;
[$1.80 to $2.00], representing a Call Premium of [18.00% to 20.00%] of the principal amount, if called on the second Call Observation Date;
[$2.70 to $3.00], representing a Call Premium of [27.00% to 30.00%] of the principal amount, if called on the third Call Observation Date;
[$3.60 to $4.00], representing a Call Premium of [36.00% to 40.00%] of the principal amount, if called on the fourth Call Observation Date;
[$4.50 to $5.00], representing a Call Premium of [45.00% to 50.00%] of the principal amount, if called on the fifth Call Observation Date; and
[$5.40 to $6.00], representing a Call Premium of [54.00% to 60.00%] of the principal amount, if called on the final Call Observation Date.
The actual Call Premiums will be determined on the pricing date.
The Coupon Feature applicable to the notes is “Snowball Coupon Payments” and, for purposes of this term sheet, references in the accompanying product supplement to “Snowball Coupon Payment” shall be deemed to refer to “Call Premium”.

Threshold Value:	100% of the Starting Value
Starting Value:	The closing level of the Market Measure on the pricing date
Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Ending Value:	The Observation Value on the final Call Observation Date
Observation Value:	The closing level of the Market Measure on the relevant Call Observation Date.
Call Observation Dates:
On or about November    , 2026, November   , 2027, November   , 2028, November   , 2029, November   , 2030 and November   , 2031 (the final Call Observation Date), which are approximately one, two, three, four, five and six years after the pricing date.
The scheduled Call Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-35 of product supplement EQUITY CYN-2.

Final Calculation Day / Maturity Valuation Period:
November , 2031 (which is also the final Call Observation Date) which is the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-37 of the accompanying product supplement.

Call Payment Dates:
Approximately the fifth business day following the applicable Call Observation Date, subject to postponement as described on page PS-35 of the accompanying product supplement; provided however, that the Call Payment Date related to the final Call Observation Date will be the maturity date.

Fees and Charges:	The underwriting discount of $0.10 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY CYN-2 dated August 21, 2023: https://www.sec.gov/Archives/edgar/data/70858/000119312523216655/d428710d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Observation Value of the Index on at least one of the Call Observation Dates will be equal to or greater than the Call Value and, in that case, you accept an early exit from your investment.
■
You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is significantly greater than such return.
■
You are willing to lose a portion, or possibly all, of the principal amount if the notes are not called.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
■
You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
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You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■
You anticipate that the Observation Value of the Index will be less than the Call Value on each Call Observation Date.
■
You wish to make an investment that cannot be automatically called prior to maturity.
■
You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
■
You want to receive dividends or other distributions paid on the stocks included in the Index.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Examples of Hypothetical Payments
The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Call Value, Threshold Value and Observation Values of the Index, the actual Call Premiums, whether the notes are automatically called and the term of your investment.  The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a Starting Value of 100.00 for the Index;
2)	a Call Value of 100.00 for the Index;
3)	a Threshold Value of 100.00 for the Index;
4)	an expected term of the notes of approximately six years, if the notes are not called on one of the first five Call Observation Dates;
5)
a Call Premium of 9.50% of the principal amount if the notes are called on the first Call Observation Date; 19.00% if called on the second Call Observation Date; 28.50% if called on the third Call Observation Date; 38.00% if called on the fourth Call Observation Date; 47.50% if called on the fifth Call Observation Date; and 57.00% if called on the final Call Observation Date (in each case, the midpoint of the applicable Call Premium range); and

6)	the Call Observation Dates occurring approximately one, two, three, four, five and six years after the pricing date.
The hypothetical Starting Value of 100.00 for the Index used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Index. For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the levels of the Index will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Notes Are Called on a Call Observation Date
The notes will be called at $10.00 plus the applicable Call Premium if the Observation Value of the Index on one of the Call Observation Dates is equal to or greater than the Call Value. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 1 - The Observation Value of the Index on the first Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.95 = $10.95 per unit.
Example 2 - The Observation Value of the Index on the first Call Observation Date is below the Call Value, but the Observation Value of the Index on the second Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.90 = $11.90 per unit.
Example 3 - The Observation Values of the Index on the first and second Call Observation Dates are below the Call Value, but the Observation Value of the Index on the third Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.85 = $12.85 per unit.
Example 4 - The Observation Values of the Index on the first, second, and third Call Observation Dates are below the Call Value, but the Observation Value of the Index on the fourth Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.80 = $13.80 per unit.
Example 5 - The Observation Values of the Index on the first, second, third and fourth Call Observation Dates are below the Call Value, but the Observation Value of the Index on the fifth Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.75 = $14.75 per unit.
Example 6 - The Observation Values of the Index on the first, second, third, fourth and fifth Call Observation Dates are below the Call Value, but the Observation Value of the Index on the sixth and final Call Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $5.70 = $15.70 per unit.
Notes Are Not Called on Any Call Observation Date
Example 7 - The notes are not called on any Call Observation Date. This necessarily means that the Ending Value is less than the Starting Value. Because the Threshold Value is equal to the Starting Value, the Redemption Amount will be less than the principal amount and could be zero. For example, if the Ending Value of the Index is 50.00, the Redemption Amount per unit will be:
Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Summary of the Hypothetical Examples
	Notes Are Called on a Call Observation Date						Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7
Starting Value of the Index	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Value of the Index	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value of the Index	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Value of the Index on the first Call Observation Date	110.00	80.00	80.00	80.00	80.00	80.00	80.00
Observation Value of the Index on the second Call Observation Date	N/A	110.00	80.00	80.00	80.00	80.00	80.00
Observation Value of the Index on the third Call Observation Date	N/A	N/A	110.00	80.00	80.00	80.00	80.00
Observation Value of the Index on the fourth Call Observation Date	N/A	N/A	N/A	110.00	80.00	80.00	80.00
Observation Value of the Index on the fifth Call Observation Date	N/A	N/A	N/A	N/A	110.00	80.00	80.00
Observation Value of the Index on the final Call Observation Date	N/A	N/A	N/A	N/A	N/A	110.00	50.00
Return of the Index	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	-50.00%
Return of the Notes	9.50%	19.00%	28.50%	38.00%	47.50%	57.00%	-50.00%
Call Payment / Redemption Amount per Unit	$10.95	$11.90	$12.85	$13.80	$14.75	$15.70	$5.00
Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-10 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not called, you will lose a portion, or possibly all, of the principal amount, depending on the performance of the Market Measure.
■	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.
■	Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Dates.
■	If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive any higher Call Premium that otherwise might have been payable on a later date.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
■
BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
■
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While BAC and our other affiliates may from time to time own securities of companies included in the Index, except to the extent that BAC’s common stock is included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Tax-related Risks
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-51 of the accompanying product supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section of the accompanying product supplement beginning on page PS-40 entitled “Description of the Notes —Discontinuance of an Index.”  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The Index includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. The Index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.
The Index sponsor calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.
Computation of the Index
While the Index sponsor currently employs the following methodology to calculate the Index, no assurance can be given that the Index sponsor will not modify or change this methodology in a manner that may affect the Redemption Amount.
Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the Index sponsor began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. The Index sponsor’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.
Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the Index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the Index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Index. Constituents of the Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the Index. If a constituent company of the Index reorganizes into a multiple share class line structure, that company will remain in the Index at the discretion of the S&P Index Committee in order to minimize turnover.
The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as
Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.
To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
The following graph shows the daily historical performance of the Index in the period from January 1, 2015 through November 13, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On November 13, 2025, the closing level of the Index was  6,737.49.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, MLPF&S. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.
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Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, BAC, MLPF&S, BofAS or the notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 25,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, if not previously called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-16 and PS-19, respectively, and “Use of Proceeds” on page PS-29 of the accompanying product supplement.
Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due November , 2031
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Index.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-51 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Autocallable Strategic Accelerated Redemption Securities®	TS-14